UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2005

Advanta Corp. (Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On June 15, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Advanta Corp. (the “Company”) approved the criteria for 2005 annual bonus awards payable to eligible participants (including the Company’s executive officers) in 2006 under the Advanta Management Incentive Program V (“AMIP V program”) administered pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

     The payment of 2005 annual bonus awards to executive officers generally will be based on the Committee’s judgment regarding the extent to which the individual and the Company satisfy or exceed the financial and non-financial business objectives and performance goals approved by the Committee, as described below. The Committee approved the following financial performance goals for 2005: achievement of the Company’s 2005 strategic plan objectives; achievement of the Company’s publicly disclosed guidance for 2005; growth in earnings per share, net income, receivables and transaction volume; and improvement in net credit losses. The non-financial individual and Company objectives and performance goals for 2005 approved by the Committee include maintaining superior credit and risk management as well as various other quantitative and qualitative factors intended to measure, among other things, the success of the organization within its regulatory and competitive environments and each executive officer’s contributions toward the Company’s achievements during 2005 and toward establishing a strong foundation for the Company’s future success.

     The target bonus for each executive officer of the Company is a percentage of the executive officer’s base salary and is established in accordance with his or her AMIP V program participation level. The target bonuses for the Company’s current executive officers are as follows:

Name of Executive Officer	Target Bonus as a percentage of Base Salary
Dennis Alter	75%
William A. Rosoff	75%
Philip M. Browne	50%
Christopher J. Carroll	40%
John F. Moore	40%
David B. Weinstock	40%

In accordance with the AMIP V program guidelines, 2005 annual bonus awards could range from zero to 200% of the executive officer’s target bonus. Each of the Company’s executive officers has a current 100% stock election for performance year 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.

(Registrant)

Date: June 16, 2005

	By:	/s/ Elizabeth H. Mai

Elizabeth H. Mai Senior Vice President, Chief Administrative Officer, Secretary and General Counsel